SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials

BIOFUEL ENERGY CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIOFUEL ENERGY CORP.
1600 Broadway, Suite 2200
Denver, Colorado 80202

April 9, 2010

Dear Stockholders,

On behalf of the Board of Directors, it is my pleasure to invite you to attend BioFuel Energy Corp.’s 2010 Annual Meeting of Stockholders. The Meeting will be held in the company’s executive offices located at 1600 Broadway, Suite 2200, Denver, Colorado on Thursday, May 20, 2010 at 10:00 a.m. Mountain Daylight Time. The matters to be addressed at the Annual Meeting are described in the Notice of Annual Meeting and Proxy Statement that has been posted with this invitation at http://bnymellon.mobular.net/bnymellon/biof, printed copies of which are also available from the company upon request. Stockholders are welcome to submit questions in advance of or at the Meeting. The Annual Report on Form 10-K for the year ended December 31, 2009 is also posted at http://bnymellon.mobular.net/bnymellon/biof, printed copies of which are likewise available from the company upon request.

At the Meeting, stockholders will vote on a number of important matters. Please take the time to read each of the proposals described in the Proxy Statement. Your vote is important. We urge you to vote your shares whether or not you plan to attend the Annual Meeting. Please sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. You may revoke your proxy prior to or at the meeting and still vote in person if you so desire.

We thank you for your continuing support of the company and look forward to keeping you abreast of our progress throughout the coming year.

Sincerely yours,

Mark W. Wong
Chairman of the Board

BIOFUEL ENERGY CORP.
1600 Broadway, Suite 2200
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2010

The 2010 Annual Meeting of Stockholders of BioFuel Energy Corp. (the “Annual Meeting”) will be held in the company’s executive offices located at 1600 Broadway, Suite 2200, Denver, Colorado, at 10:00 a.m. on May 20, 2010, for the purpose of considering and acting upon:

(1)	the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
(2)	the ratification of the appointment of Grant Thornton LLP as the Independent Registered Public Accounting Firm of the company to serve for the 2010 fiscal year; and
(3)	any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 1, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Holders of both Common Stock and Class B Common Stock are entitled to vote.

IF YOU ARE A HOLDER OF COMMON STOCK OR CLASS B COMMON STOCK, A PROXY CARD IS ENCLOSED. IF YOU ARE A HOLDER OF COMMON STOCK, PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY MAIL AS DIRECTED ON THE PROXY CARD IN ORDER THAT YOUR STOCK MAY BE VOTED AT THE ANNUAL MEETING. IF YOU ARE A HOLDER OF CLASS B COMMON STOCK, PLEASE VOTE YOUR PROXY BY MAIL AS DIRECTED ON THE PROXY CARD. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A LATER DATED PROXY CARD AND HOLDERS OF COMMON STOCK MAY ALSO REVOKE BY SUBSEQUENTLY VOTING VIA INTERNET OR TELEPHONE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

April 10, 2010

Mark L. Zoeller
Corporate Secretary

PROXY STATEMENT

This proxy statement is furnished on or about April 10, 2010 to the holders of Common Stock and Class B Common Stock of BioFuel Energy Corp. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the 2010 Annual Meeting of Stockholders to be held in the Company’s executive offices located at 1600 Broadway, Suite 2200, Denver, Colorado, at 10:00 a.m. on May 20, 2010 (the “Annual Meeting”) or any adjournments thereof.

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?
A:	The Company is providing these proxy materials to you and soliciting your vote in connection with its annual meeting of stockholders, which will take place on May 20, 2010. As a stockholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and executive officers and certain other required information. Our 2009 Annual Report on Form 10-K is also available.
Q:	Who may vote at the meeting?
A:	Only stockholders of record at the close of business on April 1, 2010 may vote at the meeting. As of the record date, there were 25,459,735 shares of Common Stock outstanding, net of 809,606 shares held in treasury, and 7,111,985 shares of Class B Common Stock outstanding, which together constitute a total of 32,571,720 outstanding voting shares of the Company. Each share of Common Stock and Class B Common Stock is entitled to one vote.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	Most stockholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use. All holders of Class B shares are shareholders of record.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Q:	What may I vote on at the meeting?
A:	You may vote on the following two proposals:
•	to elect six nominees to serve on the Company’s board of directors for terms expiring at the next annual meeting, and
•	to ratify the selection of our independent auditors for 2010.
Q:	How does the board of directors recommend I vote?
A:	The board recommends that you vote your shares FOR each of the six listed director nominees, and FOR the ratification of our independent auditors.

Q:	How can I vote my shares?
A:	You may vote either in person at the meeting or by proxy, either telephonically, on the Internet or by signing and returning a proxy card. Please refer to the instructions included on your proxy card to vote by proxy. Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.

If you hold your shares in street name through a bank, broker or other record holder, then you may vote by the methods your bank or broker makes available using the instructions the bank or broker has included with this proxy statement. These methods may include voting over the internet, by telephone or by mailing a voting instruction card. If you are a Class B stockholder and choose not to attend the meeting, you must sign, date and return your proxy card in order for your vote to be counted.

Q:	How are votes counted?
A:	In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposal to ratify the auditors. We will appoint one or more inspectors of election to act at the Annual Meeting and to make a written report thereof. Prior to the Meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. The inspectors will tabulate the number of votes cast for or against, or withheld or abstained from, each matter submitted at the meeting for a stockholder vote.
Q:	What is a “quorum” and why is it necessary?
A:	Conducting business at the annual meeting requires a quorum. For a quorum to exist, stockholders representing a majority of the outstanding shares entitled to vote must be present in person or represented by proxy.

Under the rules of the Nasdaq Global Market (“NASDAQ”), brokers who hold shares in street name have the discretionary authority to vote on certain “routine” matters when they have not received instructions from beneficial owners. For purposes of our Annual Meeting, the ratification of the appointment of the independent auditor is considered a routine matter. The election of directors is not considered a routine matter.

Q:	What vote is required to approve each proposal, and how will votes be counted?
A:	If a quorum is present, directors will be elected by a plurality of the votes cast. This means that the six nominees receiving the highest number of votes will be elected as directors. The Company’s certificate of incorporation does not permit stockholders to cumulate their votes. Abstentions will have no effect on the vote for directors. There will be no broker non-votes.

The proposal to ratify the selection of our independent auditors for 2010 will be adopted if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the proposals.

Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the meeting by:
•	providing written notice to the Company’s corporate secretary that you revoke your proxy,
•	voting in person at the meeting, or
•	signing a later-dated proxy card and submitting it so that it is received before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing.

Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are held in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.
Q:	How will voting on any other business be conducted?
A:	We do not know of any business to be considered at the meeting other than election of six directors and the ratification of our independent auditors. If any other business is properly presented at the meeting, your proxy gives Scott H. Pearce, our Chief Executive Officer and Kelly G. Maguire, our Chief Financial Officer, authority to vote on these matters in their discretion.
Q:	Who may attend the meeting?
A:	All stockholders who owned shares of our common stock on the record date, April 1, 2010, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.
Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the meeting. We will also publish the final results in our quarterly report on Form 10-Q for the second quarter of 2010, which we will file with the Securities and Exchange Commission.
Q:	When are stockholder proposals for the 2011 annual meeting due?
A:	In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item or to be eligible for inclusion in our proxy statement, our By-laws require that the stockholder give written notice to our Corporate Secretary. The notice must specify certain information concerning the stockholder and the item of business proposed to be brought before the meeting. The notice must be received by our Secretary not less than 90 nor more than 120 calendar days before the first anniversary of the previous year’s annual meeting; provided, however, that in the event that (1) no annual meeting was held in the previous year or (2) the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary, notice by the stockholder must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made for such notice to be timely. Accordingly, proper notice of a stockholder proposal for the 2011 annual meeting must be received by us no earlier than January 19, 2011 and no later than February 18, 2011.
Q:	How can stockholders nominate a candidate for director?
A:	Directors are nominated by the Governance and Nominating Committee of the Board, or by the entire Board acting as such. Stockholders can suggest qualified candidates for Director by writing to our Corporate Secretary at our executive offices. Stockholder submissions should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In order to enable consideration of the candidate in connection with our 2011 Annual Meeting of Stockholders, a stockholder must submit materials relating to a suggested candidate no earlier than January 19, 2011 and no later than February 18, 2011. In considering any candidate proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the Board’s established criteria.
Q:	Who will bear the cost of soliciting proxies for the meeting, and how will these proxies be solicited?
A:	We will pay the cost of preparing, assembling, printing, posting, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees, who will not receive any additional compensation for these solicitation activities.

PROPOSAL ONE
ELECTION OF DIRECTORS

As of the date of this proxy statement, our Board consists of seven directors, five of whom are independent. The Board has proposed that the stockholders elect the following Directors: Mark W. Wong, Scott H. Pearce, Elizabeth K. Blake, David Einhorn, Richard I. Jaffee, and John D. March. In March 2010, one of our current directors, Alexander P. Lynch, informed the Company that he would decline to run for re-election to the Board. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their successors are elected.

Directors are elected by plurality vote of the shares present at our annual meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. The proxyholders will vote in favor of the six persons listed below unless contrary instructions are given. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the six persons recommended by our Board, except where authorization to do so is withheld. Each nominee is presently serving as a director and has served as a director of the Company for the period indicated in his or her biography. Our Board expects that all of the nominees will be available to serve as directors as indicated. In the event that any nominee should become unavailable, however, the proxyholders will vote for a nominee or nominees who would be designated by our Board unless the Board chooses to reduce the number of directors serving on our Board.

Mark W. Wong — Mr. Wong, age 61, has been one of our Directors since January 2008 and Chairman of the Board since March 2010. Mr. Wong was the chief executive officer of Renewable Agricultural Energy Corporation, a private ethanol production company from 2006 to 2007. From 1999 to 2005, Mr. Wong was the founder and Chief Executive Officer of Emergent Genetics, an international seed company sold to Monsanto Company in 2005. Prior to that time, Mr. Wong founded and managed a series of agricultural and biotechnology companies including Big Stone Partners, Agracetus Corporation and Agrigenetics Corporation. Mr. Wong also worked as an engineer for FMC Corporation and Chemical Construction Corporation. Mr. Wong received his Bachelor of Science degree in Chemical Engineering from Lehigh University and his M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Scott H. Pearce — Mr. Pearce, age 44, has been our President and Chief Executive Officer and Director since May 2006. In January 2005, Mr. Pearce co-founded Bio Fuel Solutions Colorado and Biofuel Solutions Delaware, the predecessor of BioFuel Energy, LLC. From 2002 to 2003, Mr. Pearce was a Senior Vice President of Corporate Planning at Bank of America. In 1997, Mr. Pearce joined Poseidon Resources Corporation, a Warburg Pincus portfolio company that partnered with energy companies to build and operate water and environmental systems for large industrial and government clients, and served as its President and Chief Executive Officer from 2001 to 2002. From 1988 to 1992, Mr. Pearce served in various leadership positions in the U.S. Army, including Cobra Helicopter Pilot and Attack Platoon Officer. Mr. Pearce attained the rank of captain. Mr. Pearce received a Bachelor of Science degree in Mechanical Engineering from Auburn University and his M.B.A. from the MIT Sloan School of Management.

Elizabeth K. Blake — Ms. Blake, age 58, has been one of our Directors since September 2007. Since 2006, Ms. Blake has served as Senior Vice President — Advocacy, Government Affairs & General Counsel of Habitat For Humanity International Inc., a non-profit organization that through local partnerships seeks to build affordable housing for families in need in 93 countries around the world. Ms. Blake served on the Board of Patina Oil & Gas Corporation from 1998 through its sale to Noble Energy in 2005. From March 2003 to 2005, Ms. Blake was the Executive Vice President — Corporate Affairs, General Counsel and Corporate Secretary for US Airways Group, Inc. From April 2002 through December 2002, Ms. Blake served as Senior Vice President and General Counsel of Trizec Properties, Inc., a public real estate investment trust. Ms. Blake served as Vice President and General Counsel of General Electric Power Systems from 1998 to 2002. From 1996 to 1998, Ms. Blake served as Vice President and Chief of Staff of Cinergy Corp. Ms. Blake received a Bachelor of Arts degree with honors from Smith College and her Juris Doctor from Columbia Law School where she was a Harlan Fiske Stone Scholar. Ms. Blake was awarded an Honorary Doctorate of Technical Letters by Cincinnati Technical College and an Honorary Doctorate of Letters from the College of Mt. St. Joseph. From 1982 to 1984, she was an associate with Frost & Jacobs, a law firm in Cincinnati, Ohio and a partner from 1984 to 1996. From 1977 to 1982, she was with the law firm of Davis Polk & Wardwell in New York. She is past Chair of the Ohio Board of Regents.

David Einhorn — Mr. Einhorn, age 41, has been one of our Directors since May 2006. Since 1996, Mr. Einhorn has been the President of Greenlight Capital, Inc., one of our principal stockholders and an investment management company he co-founded. From March 2006 until March 2007, Mr. Einhorn was on the board of directors of New Century Financial Corp., a real estate investment trust that operated mortgage finance companies. Mr. Einhorn received a Bachelor of Arts degree in Government from Cornell University.

Richard I. Jaffee — Mr. Jaffee, age 52, has been one of our Directors since January 2008. Mr. Jaffee was a Managing Director of Goldman Sachs from 1991 to 2004. Prior to that time, Mr. Jaffee served as Vice President, Institutional Sales, Equities Division, at Bear, Stearns & Co. from 1986 to 1991. He also served as Vice President, Leveraged Buyout Finance Division at Citicorp from 1982 to 1986. Mr. Jaffee received his Bachelor of Arts degree from Brandeis University and his M.B.A. from Columbia University.

John D. March — Mr. March, age 62, has been one of our Directors since January 2008. Mr. March retired in December 2007 as a Corporate Vice President of Cargill, Incorporated. Mr. March was with Cargill in various capacities since 1971, including most recently serving as a member of the Corporate Center, as a Platform Leader on the Grain and Oilseed Supply Chain and Food Ingredients North America Platform and as a member of the Commodity Risk Committee. Mr. March is a past chairman of the National Oilseed Processors Association, a past director of the Virginia Soybean Commission and Soybean Association and a past treasurer and second vice president of the Virginia State Feed Association. Mr. March received his Bachelor of Arts degree in Economics from Dartmouth College and his M.B.A. from the Wharton School of Business at the University of Pennsylvania.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed above.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified and affirmed the Audit Committee’s appointment of the independent accounting firm of Grant Thornton LLP to serve as the Independent Registered Public Accounting Firm of the Company for the current fiscal year subject to ratification by the Company’s stockholders. Grant Thornton LLP was first appointed to serve as the Independent Registered Public Accounting Firm of the Company in 2007 and is considered by the Audit Committee and the management of the Company to be well qualified.

Although stockholder ratification is not required, the appointment of Grant Thornton LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Grant Thornton LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider its appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of at least a majority of the votes cast is required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR ratification.

CORPORATE GOVERNANCE

Board Structure

Our business and affairs are managed under the direction of our Board of Directors and through an Audit Committee, a Compensation Committee and a Governance and Nominating Committee of the Board. Our Board of Directors currently comprises seven members, including Mr. Alexander P. Lynch, who is not a candidate for reelection to the Board. Of these seven members, five members (Messrs. Jaffee, Lynch, March and Wong and Ms. Blake) have been determined by our Board to be independent Directors according to the rules and regulations of the Securities and Exchange Commission (“SEC”) and NASDAQ listing standards. In addition, members of the Board and the Company’s senior management consult on a regular basis relating to matters of corporate strategy and governance. The full Board met three times in person in 2009 and also conducted seven telephonic meetings. In addition, the Audit Committee of the Board met telephonically five times, and the Compensation Committee of the Board met eight times telephonically. The Governance and Nominating Committee did not meet in 2009. All Directors attended at least 75% of the meetings of the Board and Board committees on which they served.

In March 2010, Mr. Lynch informed the Company that he would decline to run for re-election to the Board. As a result, as of the date of this year’s Annual Meeting of Stockholders, Mr. Lynch will no longer serve as a Director. The Governance and Nominating Committee is in the process of identifying candidates to replace Mr. Lynch. According to the Company’s Bylaws, any replacement Director may be appointed by the remaining Directors until the next Annual Meeting, expected to be held in May 2011.

Committees of the Board

The Audit Committee, Compensation Committee and Governance and Nominating Committee have been established by the Board in order to comply with the applicable rules of the SEC and NASDAQ. The directors appointed to each of the committees are as follows:

Audit Committee
Alexander P. Lynch*
Elizabeth K. Blake
Richard I. Jaffee

Compensation Committee
Mark W. Wong*
John D. March
Alexander P. Lynch

Governance and Nominating Committee
Elizabeth K. Blake*
Richard I. Jaffee
John D. March

*	Committee Chair

Audit Committee

Each member of our Audit Committee has been determined by our Board of Directors to be an independent Director according to the rules and regulations of the SEC and NASDAQ listing standards, and Mr. Lynch has been determined by our Board of Directors to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. The Audit Committee has responsibility for, among other things:

•	retaining, compensating, overseeing and terminating any registered public accounting firm in connection with the preparation or issuance of an audit report, and approving all audit services and any permissible non-audit services provided by the independent registered public accounting firm;
•	receiving direct reports from any registered public accounting firm engaged to prepare or issue an audit report;
•	reviewing and discussing annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm;
•	reviewing with the independent registered public accounting firm any audit problems and management’s response;
•	discussing earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	periodically meeting separately with management, internal auditors and the independent registered public accounting firm;
•	establishing procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;
•	obtaining and reviewing, at least annually, an independent registered public accounting firm report describing the independent registered public accounting firm internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or any inquiry by governmental authorities;
•	approve and recommend to the Board of Directors the hiring of any employees or former employees of the independent registered public accounting firm;
•	retaining independent counsel and other outside advisors, including experts in the area of accounting, as it determines necessary to carry out its duties; and
•	reporting regularly to our full Board of Directors with respect to any issues raised by the foregoing.

The Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at www.bfenergy.com.

Compensation Committee

The Compensation Committee has responsibility for, among other things:

•	reviewing key employee compensation policies, plans and programs;
•	reviewing and approving the compensation of our Chief Executive Officer and the other executive officers of the Company and its subsidiaries;
•	reviewing and approving any employment contracts or similar arrangements between the Company and any executive officer of the Company;
•	reviewing and consulting with our Chairman and our Chief Executive Officer concerning performance of individual executives and related matters; and
•	administering our stock plans, incentive compensation plans and other similar plans that the Board may from time to time adopt and exercising all the powers, duties and responsibilities of the Board of Directors with respect to the plans.

Governance and Nominating Committee

The Governance and Nominating Committee has responsibility for, among other things:

•	recommending to our Board of Directors proposed nominees for election to the Board of Directors by the stockholders at annual meetings, including an annual review as to the re-nominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between stockholder meetings; and
•	making recommendations to the Board of Directors regarding corporate governance matters and practices.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of our Compensation Committee, and none of them has served, or will be permitted to serve, on the Compensation Committee (or any committee serving a similar function) of any other entity of which an executive officer serves, or is expected to serve, as a member of our Compensation Committee.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and NASDAQ, to govern the responsibilities and requirements of the Board of Directors. The corporate governance guidelines are available on our website at www.bfenergy.com.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to our Directors and to all of our employees, including the Chief Executive Officer and the Chief Financial Officer. This Code of Business Conduct and Ethics is posted on our web site at www.bfenergy.com. Any waivers of, or amendments to, our Code of Business Conduct and Ethics will be posted on our web site and reported as required by the SEC.

Whistleblower Procedures

The Company has established a “whistle blower” hotline supported by a third party vendor. The purpose of the hotline is to permit employees and third parties who have any concerns about the Company and its policies and practices to bring those concerns to the attention of the Company’s senior management and directly to the Audit Committee of the Board. The hotline process allows complaints to be raised on an anonymous basis where requested. All communications through the hotline will be reviewed with the Audit Committee. The whistleblower procedures are available on our website at www.bfenergy.com.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors reviews and pre-approves transactions we may enter into with our Directors, executive officers, principal stockholders or persons affiliated with our Directors, executive officers or principal stockholders. While we do not have formal procedures for these reviews, our Board of Directors evaluates and considers these transactions individually on a facts and circumstances basis. Furthermore, our code of business conduct and ethics requires Directors and executive officers to disclose any transaction with us in which they may have a direct or indirect interest.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of the Company’s Board by writing to the Board, or a specific Director at:

Board of Directors (or specific director)
BioFuel Energy Corp.
c/o Corporate Secretary
1600 Broadway, Suite 2200
Denver, Colorado 80202

Communications addressed to individual Board members will be forwarded by the Corporate Secretary to the individual addressee. Any communications addressed to the Board of Directors will be forwarded by the Corporate Secretary to the Chairman of the Board.

Consideration of Director Candidates

The Governance and Nominating Committee will consider candidates for Board membership. The charter of the Governance and Nominating Committee requires that the Committee select nominees to become Directors based on an assessment of the fulfillment of necessary independence requirements for the composition of the Board; the highest ethical standards and integrity; a willingness to act on and be accountable for Board decisions; an ability to provide wise, informed and thoughtful counsel to top management on a range of issues; and individual backgrounds that provide a diverse portfolio of experience and knowledge commensurate with the Company’s needs. The Committee will consider all of these qualities when selecting, subject to Board ratification, candidates for Director. There are no differences in the manner in which the Governance and Nominating Committee will evaluate nominees for Director based on whether the nominee is recommended by a stockholder.

Stockholders can suggest qualified candidates for Director by writing to our Corporate Secretary at BioFuel Energy Corp., 1600 Broadway, Suite 2200, Denver, Colorado 80202. Stockholder submissions should include the name and qualifications of the candidate and any supporting material the stockholder feels is appropriate. In order to enable consideration of the candidate in connection with our 2011 Annual Meeting of Stockholders, a stockholder must submit materials relating to a suggested candidate no earlier than January 19, 2011 and no later than February 18, 2011. In considering any candidate proposed by a stockholder, the

Governance and Nominating Committee will reach a conclusion based on the criteria described above. The Governance and Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Committee.

Available Information

The Company’s website address is www.bfenergy.com. The Company makes available free of charge through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The Company’s website also includes our Corporate Governance Guidelines, Code of Business Conduct and Ethics, our Whistleblower Procedures and the charters of its Board Committees. These documents are also available in print to any stockholder upon request mailed to the Company.

MANAGEMENT

Executive Officers

The following table identifies our executive officers and their ages as of April 1, 2010.

Name	Age	Position
Scott H. Pearce	44	President, Chief Executive Officer and Director
Daniel J. Simon	41	Executive Vice President and Chief Operating Officer
Kelly G. Maguire	46	Vice President — Finance and Chief Financial Officer
Douglas M. Anderson	54	Vice President — Operations
Mark L. Zoeller	50	Vice President — General Counsel and Corporate Secretary

Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The following sets forth certain biographical information with respect to our executive officers. The biographical information for Scott H. Pearce appears above under “Proposal 1, Election of Directors”.

Daniel J. Simon has been our Executive Vice President and Chief Operating Officer since May 2006. In 1999, Mr. Simon joined TIC Holdings, Inc., where he served as Director of International Development and then Vice President of International Development from 1999 to 2005. In 2004, Mr. Simon also founded and led TIC’s Renewable Energy Development subsidiary. In 2005, Mr. Simon co-founded Bio Fuel Solutions Colorado and BioFuel Solutions Delaware, the predecessor of BioFuel Energy, LLC. From 2004 to 2007, Mr. Simon was the majority owner and served as the Chairman of the Board of Calpac Lasers, Inc., a private laser manufacturing company. From 1994 to 1999, Mr. Simon served in various roles for NCH Corporation, where he founded and operated a portfolio of 11 manufacturing, distribution and sales businesses primarily targeting the energy and water management markets in the USA and Asia Pacific regions. Mr. Simon received his Bachelor of Science degree in Economics from the University of Colorado.

Kelly G. Maguire has been our Vice President — Finance and Chief Financial Officer since June 2008. Mr. Maguire was previously Executive Vice President of Pendum, Inc., a privately held company with roughly 2,800 employees servicing 60,000 automated teller machines (ATM’s) nationwide. Mr. Maguire served as Pendum’s Chief Financial Officer from 2000 to 2006. Previously, he served as Chief Financial Officer of TMJ Implants Inc, a medical device manufacturer, from 1996 to 2000. Mr. Maguire began his career with Deloitte & Touche, LLP, spending almost 10 years in the audit area. Mr. Maguire received his B.A. degree in Accounting from the University of North Dakota.

Douglas M. Anderson was appointed our Vice President — Operations effective March 15, 2010. From August 2009 to March, 2010, Mr. Anderson served as Chief Executive Officer of NuGen Energy, a private ethanol production company. From 2007 to August 2009, Mr. Anderson was Vice President of Operations for Rawhide Energy, a development-stage ethanol company, and from 2004 to 2007 he held a variety of plant-level management positions with U.S. Bio Energy and a predecessor ethanol production company, eventually being promoted to Vice President of Operations. Prior to that, Mr. Anderson held a variety of management positions with the Iams pet-food division of Proctor & Gamble.

Mark L. Zoeller was appointed our Vice President — General Counsel and Corporate Secretary in August 2009. Prior to that time, from July 2008 until his appointment, Mr. Zoeller served on a contract basis as the Company’s General Counsel and acting Corporate Secretary. From 2007 through April 2008, Mr. Zoeller was Vice President and General Counsel of Vanguard Mortgage & Title, Inc., a privately-held consolidator in the residential mortgage origination industry. From 2005 through 2006, Mr. Zoeller was in private practice as a sole practitioner and business consultant. From 1997 through 2005, Mr. Zoeller served in a variety of roles with Cenveo, Inc., a NYSE-listed printing and printing-related services company, most recently as Vice President, General Counsel and Corporate Secretary. Mr. Zoeller began his legal career with Rothgerber, Johnson & Lyons, a Denver-based law firm. Mr. Zoeller received his B.A. degree in Economics from the University of Chicago, and his Juris Doctor degree from the University of Colorado School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of our Common Stock and Class B Common Stock as of April 1, 2010, by:

•	each person who is known by us to beneficially own 5% or more of any class of our outstanding shares of common stock;
•	each member of our Board of Directors who beneficially owns any class of shares of our common stock;
•	each of our executive officers; and
•	all members of our Board of Directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise indicated, the address for all beneficial owners is c/o BioFuel Energy Corp., 1600 Broadway, Suite 2200, Denver, Colorado 80202. At the close of business on April 1, 2010, the record date, there were 25,459,735 shares of Common Stock outstanding, net of 809,606 shares held in treasury, and 7,111,985 shares of Class B Common Stock outstanding, which together constitute a total of 32,571,720 shares of outstanding voting shares of the Company. Each share of Common Stock and Class B Common Stock is entitled to one vote. The percentage of common stock outstanding was determined based on 32,571,720 shares outstanding at the record date.

Beneficial Owner	Number of Shares of Common Stock	Number of Shares of Class B Common Stock	Options Exercisable	Total Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Greenlight Capital, Inc. and its affiliates 2 Grand Central Tower 140 East 45th Street, 24th floor New York, NY 10017(1)	7,542,104	4,311,396	—	11,853,500	36.4%
Third Point Funds 390 Park Avenue, 18th floor New York, NY 10022(2)	5,803,284	—	—	5,803,284	17.8%
Cargill, Incorporated P.O. Box 9300 Minneapolis, MN 55440	1,675,596	—	—	1,675,596	5.1%
Thomas J. Edelman(3)	2,090,093	1,352,811	—	3,442,904	10.6%
Scott H. Pearce(4)	465,416	478,837	—	944,253	2.9%
Daniel J. Simon(5)	562,914	310,946	—	873,860	2.7%
Kelly G. Maguire	42,000	—	15,000	57,000	*
Elizabeth K. Blake(6)	7,500	—	15,000	22,500	*
David Einhorn(7)	12,500	—	15,000	27,500	*
Richard I. Jaffee(8)	7,500	—	15,000	22,500	*
Alexander P. Lynch(9)	12,500	—	15,000	27,500	*
John D. March(10)	7,500	—	15,000	22,500	*
Mark W. Wong(11)	7,500	—	15,000	22,500	*
All Directors and Executive Officers as a group, 9 persons(12)	8,667,434	5,101,179	105,000	13,873,613	42.6%

*	less than 1%

(1)	Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment manager for Greenlight Capital Offshore, Ltd. and as such has sole voting and sole dispositive power over 5,458,985 shares of common stock held by Greenlight Capital Offshore, Ltd. Greenlight Capital, L.L.C. (“Greenlight L.L.C.”) is the sole general partner of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., and as such has sole voting and sole dispositive power over 635,676 shares of common stock and 4,311,396 shares of Class B common stock held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. DME Advisors, LP (“DME Advisors”) is the investment manager for Greenlight Reinsurance, Ltd., and as such has sole voting and sole dispositive power over 1,447,443 shares of common stock held by Greenlight Reinsurance, Ltd. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors, and as such has sole voting and sole dispositive power over 1,447,443 shares of common stock. David Einhorn, one of our Directors, is the principal of Greenlight Inc., Greenlight L.L.C., DME Advisors and DME GP, and as such has sole voting and sole dispositive power over 7,542,104 shares of common stock and 4,311,396 shares of Class B common stock held by these affiliates of Greenlight, Inc. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.
(2)	Includes shares held of record by Third Point Offshore Fund Ltd, Third Point Partners LP, Third Point Partners Qualified LP and Third Point Ultra Ltd, which are investment funds managed by Third Point LLC, and by an individual the Company believes to be affiliated with Third Point LLC.
(3)	Includes 1,156,834 shares of Class B common stock subject to forfeiture under the True-Up Agreement described below, and 93,534 shares of common stock owned of record by Mr. Edelman’s wife, Ingrid O. Edelman, and trusts for the benefit of Mr. Edelman’s family members, of which he is a trustee. Mr. Edelman disclaims beneficial ownership of these shares of common stock, except to the extent of any pecuniary interest therein.
(4)	Includes 338,434 shares of Class B common stock held in escrow and subject to forfeiture under the True-Up Agreement described below.
(5)	Includes 310,946 shares of Class B common stock held in escrow and subject to forfeiture under the True-Up Agreement described below.
(6)	Includes 7,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Ms. Blake under our compensation program for non-employee Directors, of which 10,000 options and 5,000 shares have vested and 5,000 options and 2,500 shares will vest within 60 days of the Record Date.
(7)	Includes 12,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Mr. Einhorn under our compensation program for non-employee Directors, of which 10,000 options and 10,000 shares have vested and 5,000 options and 2,500 shares will vest within 60 days of the Record Date. Includes only shares of common stock held directly by Mr. Einhorn. See note 1.
(8)	Includes 7,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Mr. Jaffee under our compensation program for non-employee Directors, of which 10,000 options and 5,000 shares have vested and 5,000 options and 2,500 shares will vest within 60 days of the Record Date.
(9)	Includes 12,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Mr. Lynch under our compensation program for non-employee Directors, of which 10,000 options and 10,000 shares have vested and 5,000 options and 2,500 shares will vest within 60 days of the Record Date.
(10)	Includes 7,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Mr. March under our compensation program for non-employee Directors, of which 10,000 options and 5,000 shares have vested and 5,000 options and 2,500 shares will vest within 60 days of the Record Date.
(11)	Includes 7,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Mr. Wong under our compensation program for non-employee Directors, of which 10,000 options and 5,000 shares have vested and 5,000 options and 2,500 shares will vest within 60 days of the Record Date.
(12)	Includes shares held by Greenlight Capital, Inc., which is controlled by our Director, David Einhorn.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation information for our Chief Executive Officer, Chief Financial Officer and one other most highly compensated executive officer as of December 31, 2009, as well as for our former Chairman. We refer to these executive officers as our Named Executive Officers.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards	Option Awards(3)	All Other Compensation(4)	Total Compensation
Scott H. Pearce President and Chief Executive Officer	2009	$300,000	$100,000	—	$4,062	$15,520	$419,582
	2008	300,000	—	—	—	8,950	308,950

Daniel J. Simon Executive Vice President and Chief Operating Officer	2009	250,000	100,000		3,656	15,520	369,176
	2008	250,000	100,000	—	—	8,950	358,950

Kelly G. Maguire Vice President, Finance and Chief Financial Officer	2009	225,000	100,000		29,866	15,520	370,386
	2008	117,000	50,000	—	13,573	3,298	183,871

Thomas J. Edelman Former Chairman of the Board	2009	74,038	—	—	—	—	74,038
	2008	275,000	—	—	—	8,950	283,950

(1)	The salary amounts in 2009 for the Named Executive Officers were received for the entire year other than Mr. Edelman, who left the Company’s employ in March. The amounts for 2008 were received for the entire year other than Mr. Maguire, who joined the Company in June 2008.
(2)	Bonuses earned in 2009 were paid in the first quarter of 2010; those earned in 2008 were paid in the first quarter of 2009.
(3)	Messrs. Pearce, Simon and Maguire each received stock option grants approved by the Board in December, 2009. Mr. Maguire was awarded 50,000 stock options upon his hiring as Chief Financial Officer in June 2008. The stock options are scheduled to vest and become exercisable with respect to 30%, 30% and 40% each of the three anniversaries of the grant date. The amounts reported represent the expense recognized in the 2008 and 2009 consolidated financial statements. See note 9 to the consolidated financial statements of BioFuel Energy Corp. included in the 2009 Annual Report on Form 10-K for a description of the assumptions made in the valuation of the options.
(4)	Amounts relate to the Company’s voluntary matching contribution to the 401(k) Plan paid in 2008 and 2009, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our Named Executive Officers as of December 31, 2009:

Name	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underyling Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares of Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Scott Pearce		150,000		$3.19	12/14/2014
Daniel Simon		135,000		$3.19	12/14/2014
Kelly Maguire	15,000	35,000		$4.40	6/9/2013
Kelly Maguire		135,000		$3.19	12/14/2014

(1)	The stock option awards vest 30%, 30%, and 40% over a three year period commencing on the first anniversary of the date of grant.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards

Annual Cash Compensation

Base Salary

We intend to pay base salaries that are competitive with similar positions in the renewable energy sector and that provide for equitable compensation among executives of the Company. We review the compensation of our executive officers annually. Our Chief Executive Officer recommends initial base salaries and annual adjustments, as appropriate, and our Compensation Committee considers and approves base salaries, based upon the elements of our compensation program established by the Compensation Committee. Our Chief Executive Officer’s salary is reviewed by our Compensation Committee, and is approved by our Board of Directors. Salary reviews consist of detailed performance-based evaluations. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives.

Cash Incentive Bonuses

Upon completion of our plants in December 2008, our Board of Directors approved a construction completion bonus for certain employees, including certain of our executive officers. In 2009, we paid bonuses to our executive officers based on their individual performance as well as the Company’s financial performance in light of challenging circumstances in the ethanol industry. The Compensation Committee engaged the services of Mercer (US) Inc. as its independent compensation consultants. The bonuses paid to our executive officers in 2009 were based, in part, on Mercer’s recommendations.

Payment of future target bonuses are expected to be similarly performance-based, based upon stockholder returns, profitability, individual performance within the Company, operating and production goals and the Company’s performance relative to other companies in our industry. The relevant performance standards are expected to be adjusted based on the ethanol industry’s overall financial circumstances and commodity-based margins, in order to reward management for attaining the Company’s goal of achieving operational excellence. We expect that all such future bonus payments will be awarded in the sole discretion and based on such measurements as adopted by the Compensation Committee and approved by the entire Board. We intend to fund any cash incentive bonuses that we pay from cash generated by operations.

Equity Incentive Compensation

As a result of their respective roles in the formation of the Company, Mr. Pearce and Mr. Simon, own membership units in BioFuel Energy, LLC, a subsidiary of the Company (the “Operating Company”) in amounts determined through negotiations with our other principal investors at the time. Immediately prior to the consummation of the Company’s initial public offering, the Operating Company amended and restated its limited liability company agreement to replace the various classes of its existing membership units with a single class of membership units, and the various classes of existing membership units were exchanged for new membership units in amounts determined in accordance with the then-existing limited liability company agreement and based on our initial public offering price of $10.50 per share. Upon completion of the offering, certain of these units were placed into escrow and subject to an escrow arrangement pursuant to which the escrowed units may be required to be delivered to affiliates of Greenlight Capital, Inc. and Third Point LLC. For further details, see “Transactions with Related Persons, Promoter and Certain Control Persons — True-Up Agreement”. Pursuant to the escrow agreement, the executives have agreed that they will not encumber the escrowed units.

We have adopted our 2007 Equity Incentive Compensation Plan (the “2007 Equity Plan”), which provides for the grant of equity incentive awards. In December 2009, the Compensation Committee, based in part on the recommendations of Mercer, and with the approval of the entire Board, awarded stock options under the 2007 Equity Plan to our Named Executive Officers in the following amounts: Mr. Pearce, 150,000; Mr. Simon, 135,000; and Mr. Maguire, 135,000. Each of these grants was awarded at an exercise price of $3.19 per share, and vest as follows: 30% on each of the first and second anniversaries of the grant date, 40% on the third anniversary of the grant date. See “2007 Equity Incentive Compensation Plan” below for further details regarding our 2007 Equity Plan and the terms of option grants.

Although we encourage our executives to hold a significant equity interest in the Company, we do not have specific share retention and ownership guidelines for our executive officers.

Other Compensation

General Benefits

All of our executive officers are eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our profit sharing and 401(k) plan (the “401(k) Plan”). These benefits are designed to provide a stable array of support to employees and their families and are provided to all employees regardless of their individual performance levels.

Eligible employees may make voluntary contributions to the 401(k) Plan up to limits permitted under law, and for 2010 the Company has initiated a contributory match equal to 50% of the first 6% of compensation contributed by participants. In addition, we may, at our discretion, make discretionary profit sharing contributions to the 401(k) Plan in addition to this match. All full-time employees who have completed one month of service are eligible to participate in the 401(k) Plan. The Company match and any discretionary contributions made by us are subject to vesting restrictions as follows: Employees with less than one year of service are 0% vested, employees with between one and two years of service are 34% vested, employees with between two and three years of service are 67% vested and employees with greater than three years of service are 100% vested. For the year ended December 31, 2009, prior to having initiated the Company match, we made a discretionary contribution of $347,000 or approximately 4% of 2009 salary amounts (subject to adjustment for social security integration) to the 401(k) accounts of all of our eligible employees.

In addition, all of our executive officers are eligible to participate in our deferred compensation plan. The plan allows participants to defer all or a portion of their salary and annual bonuses. Participants have the ability to direct the plan administrator to invest their salary and bonus deferrals into pre-approved mutual funds. Please see “Non-Qualified Deferred Compensation Plan” below for a more detailed explanation of this plan.

Perquisites

We do not believe it is necessary for the attraction or retention of management talent to provide our executive officers with a substantial amount of compensation in the form of perquisites. In 2009, we did not provide any perquisites to our executive officers.

Relocation Expenses

As part of our ordinary recruitment efforts, we may offer reimbursement of relocation expenses to our newly-hired officers from time to time. We did not pay any relocation expenses to our executive officers in 2009.

Employment Agreements

As a general policy, we do not enter into employment agreements with our executive officers or other employees. However, in connection with our formation, we entered into an employment agreement with each of Mr. Pearce and Mr. Simon.

Mr. Pearce’s Employment Agreement

In April 2006, we entered into an executive employment agreement with Mr. Pearce. The agreement provides that Mr. Pearce will serve as President and Chief Executive Officer for an initial term of three years. The agreement was to automatically renew for successive one year terms, unless either party provided notice of its intent not to renew the agreement at least 60 days prior to the end of any term. In February 2010, the Board provided Mr. Pearce with such notice of non-renewal and, as a result, the agreement will expire on April 26, 2010. Despite the expiration of this agreement, the Company and Mr. Pearce have agreed that his employment will continue, at a base salary of $350,000, on an “at-will” basis until such time as the terms of Mr. Pearce’s continued employment are agreed to in writing. Such writing may or may not take the form of another employment agreement.

The expiring agreement with Mr. Pearce provides for a base salary of not less than $300,000 per year and an annual incentive target bonus of 200% of his base salary. The expiring agreement also provides that if we terminate Mr. Pearce’s employment without cause or he terminates his employment for “good reason” (as such terms are defined in the agreement), and upon execution of a severance agreement and a customary release of future claims, we will pay Mr. Pearce all accrued unpaid base salary and bonus from the previous year, un-reimbursed expenses and a severance payment equal to 18 months of his then-current base salary. We will also provide him with 18 months of health benefit coverage. Mr. Pearce has agreed to maintain our confidential information in strictest confidence and not to use or disclose to any third party our confidential information, except as we may permit from time to time. Mr. Pearce has agreed not to compete with us during his employment, and if the agreement expires or he terminates the agreement for any reason, for a period of one year following the termination or expiration date of the agreement. During the non-compete period, Mr. Pearce will not solicit or persuade any of our employees to leave us or hire any employee that we have terminated. Mr. Pearce has also agreed that, during the non-compete period, he will not divert any business away from us or from customers of ours. The expiring agreement also provides that we will indemnify him against any claims or judgments that result by reason of his employment with us. In addition, during Mr. Pearce’s term of employment, and for a period of three years following employment, we must maintain officers’ and directors’ liability insurance for Mr. Pearce at least equal to the coverage that we provide for any other present or former senior executive or Director.

Mr. Simon’s Employment Agreement

In April 2006, we entered into an executive employment agreement with Mr. Simon. The agreement provided that Mr. Simon will serve as Executive Vice President and Chief Operating Officer for an initial term of three years. The agreement was to automatically renew for successive one year terms, unless either party provides notice of its intent not to renew the agreement at least 60 days prior to the end of any term. In February 2010, the Company provided Mr. Simon with such notice of non-renewal and, in March 2010, agreed with Mr. Simon on written terms of employment which terminated and replaced his expiring agreement.

These terms of employment with Mr. Simon provide for a base salary of $270,000 per year and an annual incentive target bonus of 65% of Mr. Simon’s base salary, based on performance goals to be set by the Board. The terms also provide that if we terminate Mr. Simon’s employment without cause or he terminates his employment for “good reason” (as such terms were defined in the expiring agreement), and upon execution of a severance agreement and release of future claims and a covenant not to compete, we will pay Mr. Simon a severance payment equal to 12 months of his base salary. We will also provide him with 12 months of health benefit coverage. Mr. Simon has also been deemed to be a participant in the Company’s Change of Control Plan, as described below.

Potential Benefits and Payments Upon Termination or a Change in Control

Mr. Pearce’s Potential Post-Employment Payments

Under the terms of Mr. Pearce’s expiring employment agreement, assuming that we terminated Mr. Pearce’s employment without “cause” or he terminated his employment for “good reason” on December 31, 2009, upon execution of a severance agreement and a customary release of future claims, we would have paid Mr. Pearce a severance payment in an amount equal to $450,000 and provided health benefit coverage equal to approximately $25,000.

Potential Post-Employment Payments to Mr. Simon and Mr. Maguire

We maintain a Change of Control Plan (the “COC Plan”), that may require us to pay severance benefits to Mr. Simon and Mr. Maguire in the event of a change of control (as defined in the COC Plan).

The COC Plan covers all of our employees other than Mr. Pearce. The COC Plan provides for three levels of severance benefits in the event of a change of control. Executive officers will receive the highest level of compensation under the COC, and key managers and other employees will receive more limited severance benefits. Upon a change of control, all non-vested securities of the Company held by employees will automatically vest, as will all non-vested rights under or in connection with all benefit plans, including the 2007 Equity Plan, the 401(k) Plan and the Deferred Compensation Plan. Under the COC Plan, if an executive officer, key manager or other employee, as applicable, is terminated within one year of a change of control or he or she resigns within 30 days after a reduction of title, duties, compensation or benefits (defined as a “Material Change” in the COC Plan) occurring within one year of a change of control, (i) an executive officer will receive a payment consisting of 100% of Base Compensation (as defined in the COC Plan) plus 100% of the greater of the executive’s most recent annual bonus or the projected annual bonus for the year in which the change of control occurs plus accrued but unpaid bonuses; (ii) a key manager will receive a payment consisting of 100% of Base Compensation plus accrued but unpaid bonuses; and (iii) an other employee will receive a payment consisting of 50% of the annual base salary then in effect plus accrued but unpaid bonuses.

Assuming termination within one year of a change of control, or resignation within 30 days after a Material Change occurring within one year of a change of control, based on their current salaries and target bonuses, we would potentially pay Mr. Simon $445,500 and Mr. Maguire $379,750, and any non-vested rights under the 401(k) Plan and the Deferred Compensation Plan would vest.

2007 Equity Incentive Compensation Plan

We have adopted our 2007 Equity Incentive Compensation Plan (the “2007 Equity Plan”). The purpose of the 2007 Equity Plan is to promote our interests and the interests of our stockholders by (1) attracting and retaining exceptional Directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) and (2) enabling such individuals to participate in our long-term growth and financial success.

Types of Awards

The 2007 Equity Plan provides for the grant of options intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, non-qualified stock options, or NSOs, stock appreciation rights, or SARs, restricted stock awards, restricted stock units, or RSUs, performance units, and other equity-based or equity-related awards.

Plan Administration

The Compensation Committee of the Board of Directors administers the 2007 Equity Plan, with the advice and consent of our entire Board of Directors. Subject to the terms of the 2007 Equity Plan and applicable law, the Board or the Compensation Committee, as applicable, has sole authority to administer the 2007 Equity Plan, including, but not limited to, the authority to (1) designate plan participants, (2) determine the type or types of awards to be granted to a participant, (3) determine the number of shares of our common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards, (4) determine the terms and conditions of awards, (5) determine the vesting schedules of awards and, if certain performance criteria must be attained in order for an award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (6) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares of our common stock, other securities, other awards or other property, or cancelled, forfeited or suspended and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended, (7) determine whether, to what extent and under what circumstances cash, shares of our common stock, other securities, other awards, other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the holder thereof or of the Board or the Compensation Committee, as applicable, (8) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the 2007 Equity Plan and any instrument or agreement relating to, or award made under, the 2007 Equity Plan, (9) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2007 Equity Plan, (10) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards, (11) amend an outstanding award or grant a replacement award for an award previously granted under the 2007 Equity Plan if, in its sole discretion, the Board or the Compensation Committee, as applicable, determines that the tax consequences of such award to us or the participant differ from those consequences that were expected to occur on the date the award was granted or that clarifications or interpretations of, or changes to, tax law or regulations permit awards to be granted that have more favorable tax consequences than initially anticipated and (12) make any other determination and take any other action that the Board or the Compensation Committee deems necessary or desirable for the administration of the 2007 Equity Plan.

Shares Available for Awards

Subject to adjustment for changes in capitalization, the aggregate number of shares of our common stock that may be delivered pursuant to awards granted under the 2007 Equity Plan is 3,000,000. As of April 1, 2010, 968,412 shares remain available for grant under the 2007 Equity Plan. If an award granted under the 2007 Equity Plan is forfeited, or otherwise expires, terminates or is cancelled without the delivery of shares, then the shares covered by the forfeited, expired, terminated or cancelled award will again be available to be delivered pursuant to awards under the 2007 Equity Plan.

In the event of any extraordinary dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, split-up or spin-off affecting the shares of our common stock, the Board or the Compensation Committee, as applicable, will make adjustments and other substitutions to awards under the 2007 Equity Plan in order to preserve the value of the awards. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of shares of the Company or other similar corporate transactions, the Board or the Compensation Committee, as applicable, in its discretion may make such adjustments and other substitutions to the 2007 Equity Plan and awards under the 2007 Equity Plan as it deems equitable or desirable in its sole discretion.

Any shares of our common stock issued under the 2007 Equity Plan may consist, in whole or in part, of authorized and unissued shares of our common stock or of treasury shares of our common stock.

Eligible Participants

Any of our, or our affiliates’, Directors, officers, employees or consultants (including any prospective Directors, officers, employees or consultants) is eligible to participate in the 2007 Equity Plan.

Stock Options

The Board or the Compensation Committee, as applicable, may grant both ISOs and NSOs under the 2007 Equity Plan. Except as otherwise determined by the Board or the Compensation Committee in an award agreement, the exercise price for options cannot be less than the fair market value (as defined in the 2007 Equity Plan) of our common stock on the grant date. In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the grant date. All options granted under the 2007 Equity Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO. All terms and conditions of all grants of ISOs will be subject to and comply with Section 422 of the Code and the regulations promulgated thereunder.

Subject to the applicable award agreement, options will vest with respect to 30%, 30% and 40% of the shares of our common stock subject to such options on each of the first three anniversaries of the grant date. Except as otherwise set forth in the applicable award agreement, each option will expire upon the earlier of (i) the fifth anniversary of the date the option is granted and (ii) either (x) 90 days after the participant who is holding the option ceases to be a Director, officer or employee of us or one of our affiliates for any reason other than the participant’s death or (y) six months after the date the participant who is holding the option ceases to be a Director, officer or employee of us or one of our affiliates by reason of the participant’s death. The exercise price may be paid with cash (or its equivalent) or, in the sole discretion of the Board or the Compensation Committee, as applicable, with previously acquired shares of our common stock or through delivery of irrevocable instructions to a broker to sell our common stock otherwise deliverable upon the exercise of the option (provided that there is a public market for our common stock at such time), or a combination of any of the foregoing.

Stock Appreciation Rights

The Board or the Compensation Committee, as applicable, may grant SARs under the 2007 Equity Plan either alone or in tandem with, or in addition to, any other award permitted to be granted under the 2007 Equity Plan. SARs granted in tandem with, or in addition to, an award may be granted either at the same time as the award or at a later time. Subject to the applicable award agreement, the exercise price of each share of our common stock covered by a SAR cannot be less than the fair market value of such share on the grant date. Upon exercise of a SAR, the holder will receive cash, shares of our common stock, other securities, other awards, other property or a combination of any of the foregoing, as determined by the Board or the Compensation Committee, as applicable, equal in value to the excess over the exercise price, if any, of the fair market value of the common stock subject to the SAR at the exercise date.

Restricted Shares and Restricted Stock Units

Subject to the provisions of the 2007 Equity Plan, the Board or the Compensation Committee, as applicable, may grant restricted shares and RSUs. Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the 2007 Equity Plan or the applicable award agreement, except that the Board or the Compensation Committee, as applicable, may determine that restricted shares and RSUs may be transferred by the participant. Upon the grant of a restricted share, a certificate will be issued and registered in the name of the participant and deposited by the participant, together with a stock power endorsed in blank, with us or a custodian designated by the Board or the Compensation Committee, as applicable, or us. Upon the lapse of the restrictions applicable to such restricted share, we or the custodian, as applicable, will deliver such certificate to the participant or his or her legal representative.

An RSU will be granted with respect to one share of our common stock or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, shares of our common stock, other securities, other awards or other property, as determined by the Board or the Compensation Committee, as applicable, or in accordance with the applicable award agreement. The Board or the Compensation Committee, as applicable, may, on such terms and conditions as it may determine, provide a participant who holds restricted shares or RSUs with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property.

Performance Units

Subject to the provisions of the 2007 Equity Plan, the Board or the Compensation Committee, as applicable, may grant performance units to participants. Performance units are awards with an initial value established by the Board or the Compensation Committee, as applicable, (or that is determined by reference to a valuation formula specified by the committee or the fair market value of our common stock) at the time of the grant. In its discretion, the Board or the Compensation Committee, as applicable, will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The Board or the Compensation Committee, as applicable, in its sole discretion, may pay earned performance units in the form of cash, shares of our common stock or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the Board or the Compensation Committee, as applicable, with respect to the form and timing of payout of performance units will be set forth in the applicable award agreement. The Board or the Compensation Committee, as applicable, may, on such terms and conditions as it may determine, provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, shares of our common stock, other securities, other awards or other property.

Other Stock-Based Awards

Subject to the provisions of the 2007 Equity Plan, the Board or the Compensation Committee, as applicable, may grant to participants other equity-based or equity-related compensation awards, including vested stock. The Board or the Compensation Committee, as applicable, may determine the amounts and terms and conditions of any such awards provided that they comply with applicable laws.

Amendment and Termination of the 2007 Equity Plan

Subject to any applicable law or government regulation and to any additional requirement that must be satisfied if the 2007 Equity Plan is intended to be a stockholder approved plan for purposes of Section 162(m) of the Code and to the rules of NASDAQ, the 2007 Equity Plan may be amended, modified or terminated by our Board of Directors without the approval of our stockholders, except that stockholder approval will be required for any amendment that would (i) increase the maximum number of shares of our common stock available for awards under the 2007 Equity Plan, (ii) increase the maximum number of shares of our common stock that may be delivered pursuant to ISOs granted under the 2007 Equity Plan or (iii) modify the requirements for participation under the 2007 Equity Plan. No modification, amendment or termination of the 2007 Equity Plan that is adverse to a participant will be effective without the consent of the affected participant, unless otherwise provided by the Board or the Compensation Committee, as applicable, in the applicable award agreement.

The Board or the Compensation Committee, as applicable, may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively. However, unless otherwise provided by the Board or the Compensation Committee, as applicable, in the applicable award agreement or in the 2007 Equity Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

The Board or the Compensation Committee, as applicable, is authorized to make adjustments in the terms and conditions of awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of the company) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the Board or the Compensation Committee, as applicable, in its discretion, determines that those adjustments are appropriate or desirable, including providing for the substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for exercise prior to the occurrence of such event and, in its discretion, the Board or the Compensation Committee, as applicable, may provide for a cash payment to the holder of an award in consideration for the cancellation of such award.

Change of Control

The 2007 Equity Plan provides that in the event of a change of control of the Company any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control; all performance units will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	a merger or consolidation of the Company with any other entity where the stockholders of the Company do not represent more than 60% of the voting power of the surviving entity after such merger or consolidation;
•	the adoption of a plan of our complete liquidation of the Company or approval by our stockholders of an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets;
•	an acquisition by any person of beneficial ownership of 25% or more of the combined voting power of the Company, other than any holders of the Company which held in excess of 25% of the combined voting power at the time of adoption of the 2007 Equity Plan;
•	a change in the composition of a majority of our Board of Directors that is not supported by the incumbent Board of Directors; or
•	the occurrence of any other change in control of a nature that would be required to be reported in the Company’s SEC filings.

Term of the 2007 Equity Plan

No award may be granted under the 2007 Equity Plan after the tenth anniversary of the date the 2007 Equity Plan was approved by our stockholders.

Equity Compensation Plan Information

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2009:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	1,196,900	$4.00	1,707,344
Equity Compensation Plans not approved by security holders	—	N/A	—
Total	1,196,900	$4.00	1,707,344

Non-Qualified Deferred Compensation Plan

The Company maintains a non-qualified deferred compensation plan (the “Deferred Compensation Plan”). This plan is available to executive officers of the Company and certain key managers of the Company and its subsidiaries, as designated by the Board or, when formed, the Compensation Committee of the Board, from time to time. The plan allows participants to defer all or a portion of their salary and annual bonuses. The Company may make discretionary matching contributions of a percentage of the participant’s salary deferral and those assets are invested in instruments as directed by the participant. The Deferred Compensation Plan does not have dollar limits on tax-deferred contributions. The assets of the plan are held in a “rabbi” trust and, therefore, may be available to satisfy the claims of the Company’s creditors in the event of bankruptcy or insolvency. Participants have the ability to direct the plan administrator to invest their salary and bonus deferrals into pre-approved mutual funds held by the trust or other investments approved by the Board. In addition, each participant has the right to request that the plan administrator re-allocate the portfolio of investments in the participant’s individual account within the trust. However, the plan administrator is not required to honor such requests. Matching contributions, if any, will be made in cash and vest ratably over a three-year period. Assets of the trust are invested in over ten mutual funds that cover an investment spectrum ranging from equities to money market instruments. These mutual funds are publicly quoted and reported at market value.

Compensation of Directors

The following table sets forth the compensation earned by our non-employee Directors for services rendered during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total Compensation
Blake, Elizabeth(3)	$45,000	$4,212	$4,643	$—	$53,855
Einhorn, David(4)	37,500	4,212	4,643	—	46,355
Jaffee, Richard(5)	37,500	4,888	5,252	—	47,640
Todd Swanson(6)	10,000	2,079	1,871	—	13,950
Lynch, Alex(7)	52,500	4,212	4,643	—	61,355
March, John(8)	35,000	4,888	5,252	—	45,140
Wong, Mark(9)	115,306	4,888	61,185	57,500	238,879

(1)	The Company granted our non-employee Directors 2,500 shares of restricted stock upon their re-election to the Board at the 2009 annual meeting of stockholders. The restricted stock is scheduled to vest on the first anniversary of that date. The amounts reported represent the expense recognized in the 2009 consolidated financial statements. See note 9 to the consolidated financial statements of BioFuel Energy Corp. included in the 2009 Annual Report on Form 10-K for a description of the assumptions made in valuation of the restricted shares.
(2)	The Company granted our non-employee Directors 5,000 stock options with an exercise price of $0.73 upon their re-election to the Board at the 2009 annual meeting of stockholders. The stock options are scheduled to vest on the first anniversary of that date. On December 14, 2009, the Board granted Mr. Wong 400,000 stock options with an exercise price of $3.19 per share, which are scheduled to vest as follows: 30%, 30% and 40% on each of the first, second and third anniversaries of that date, respectively. The amounts reported represent the expense recognized in the 2009 consolidated financial statements. See note 9 to the consolidated financial statements of BioFuel Energy Corp. included in the 2009 Annual Report on Form 10-K for a description of the assumptions made in valuation of the stock options.
(3)	As of December 31, 2009, Ms. Blake held 7,500 shares of vested and unvested restricted stock and options to purchase 5,000 shares of common stock at $0.73 per share, options to purchase 5,000 shares of common stock at $3.55 per share and options to purchase 5,000 shares of common stock at $7.03 per share.
(4)	As of December 31, 2009, Mr. Einhorn held 12,500 shares of vested and unvested restricted stock and options to purchase 5,000 shares of common stock at $0.73 per share, options to purchase 5,000 shares of common stock at $3.55 per share and options to purchase 5,000 shares of common stock at $10.50 per share.
(5)	As of December 31, 2009, Mr. Jaffee held 7,500 shares of vested and unvested restricted stock and options to purchase 5,000 shares of common stock at $0.73 per share, options to purchase 5,000 shares of common stock at $3.55 per share and options to purchase 5,000 shares of common stock at $6.60 per share.
(6)	Mr. Swanson resigned as a Director in March 2009. As a result, all of his stock option awards were forfeited as they were not exercised. In addition, Mr. Swanson forfeited 2,500 shares of unvested restricted stock.
(7)	As of December 31, 2009, Mr. Lynch held 12,500 shares of vested and unvested restricted stock and options to purchase 5,000 shares of common stock at $0.73 per share, options to purchase 5,000 shares of common stock at $3.55 per share and options to purchase 5,000 shares of common stock at$10.50 per share.
(8)	As of December 31, 2009, Mr. March held 7,500 shares of vested and unvested restricted stock and options to purchase 5,000 shares of common stock at $0.73 per share, options to purchase 5,000 shares of common stock at $3.55 per share and options to purchase 5,000 shares of common stock at $6.60 per share.
(9)	As of December 31, 2009, Mr. Wong held 7,500 shares of vested and unvested restricted stock and options to purchase 400,000 shares of common stock at $3.19 per share, options to purchase 5,000 shares of common stock at $0.73 per share, options to purchase 5,000 shares of common stock at $3.55 per share and options to purchase 5,000 shares of common stock at $6.60 per share. Other compensation consists of payments to Consus Corporation, a consulting company controlled by Mr. Wong, as reimbursement for certain administrative support expenses.

Under our compensation program for Directors, Directors who are also full-time officers or employees of the Company receive no additional compensation for serving as Directors. All other Directors receive an annual retainer of $30,000. Each non-employee Director also receives a fee of $2,500 for each Board meeting attended in person and $1,000 for each committee meeting attended in person, if such committee meeting is held on a day different than a Board meeting. In addition, the Chairman of the Audit Committee receives an annual retainer of $15,000 and the Chairmen of the Governance and Nominating Committee and the Compensation Committee each receives an annual retainer of $7,500. Non-employee Directors who join the Board receive 2,500 shares of restricted stock and options to purchase 5,000 shares of common stock upon their appointment, and all continuing non-employee Directors will receive an additional 2,500 shares of restricted stock and options to purchase 5,000 shares of common stock immediately following the Annual Meeting of Stockholders. In addition, in December 2009, the Board granted Mr. Wong a special grant of 400,000 options in recognition of his efforts as non-executive Chairman during the Company’s debt restructuring and loan conversion negotiations with its lenders. These options are scheduled to vest in 30%, 30% and 40% increments on each of the first, second and third anniversaries of the date of grant, respectively. Other than the most recent grant to Mr. Wong, all restricted stock and options granted to non-employee Directors will vest one year following the date of grant.

Mr. Einhorn assigns his Director compensation to Greenlight Capital, Inc.’s affiliated funds. Mr. Swanson assigned all of his Director compensation to Third Point LLC’s affiliated funds. Mr. Swanson resigned from the Board of Directors in March 2009, as he was no longer affiliated with Third Point.

Transactions with Related Persons, Promoters and Certain Control Persons

Certain Equity Interests Held by Our Executive Officers, Directors and Principal Stockholders

Immediately prior to the consummation of the Company’s initial public offering in June 2007, BioFuel Energy, LLC, a subsidiary of the Company (the “Operating Company”) amended and restated its limited liability company agreement to replace its then outstanding membership units with a single class of membership units. All of our historical Operating Company equity investors, including certain of our executive officers and principal stockholders, exchanged their existing membership units in the Operating Company for new membership units in amounts determined in accordance with the then-existing limited liability company agreement of the Operating Company and based on the initial offering price of our shares of common stock issued in the initial public offering. Upon consummation of the initial public offering, BioFuel Energy Corp. issued to each historical Operating Company equity investor, including certain of our executive officers and principal stockholders, shares of our Class B common stock equal to the number of membership units held.

A summary of these issuances that remained outstanding as of December 31, 2009 is presented in the table below:

Stockholder Name	LLC Units & Class B Shares Held		LLC Units & Class B Shares Held in Escrow(1)
Greenlight Capital, L.P.	953,568		0
Greenlight Capital Qualified, L.P.	3,357,828		0
Scott H. Pearce	290,403		338,434
Daniel J. Simon	162,914		310,946
All other current and former employees and/or former directors as a group	1,759,314	(2)	275,178
Total	6,524,027		924,558	7,448,585

(1)	Subject to forfeiture under the terms of the True-up Agreement described below.
(2)	Includes 1,156,834 LLC Units and Class B shares subject to forfeiture under the terms of the True-Up Agreement described below.

Holders of membership units in the Operating Company (other than BioFuel Energy Corp.) may exchange these membership units for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. At any time a share of common stock is redeemed, repurchased, acquired, cancelled or terminated by us, one membership unit registered in the name of BioFuel Energy Corp. will automatically be cancelled by the Operating Company so that the number of membership units held by BioFuel Energy Corp. at all times equals the number of shares of common stock outstanding. The Operating Company maintains a capital account for each Operating Company member. No Operating Company member will be required to make additional capital contributions to the Operating Company without such member’s consent, and no Operating Company member will be required to pay to the Operating Company or to any other Operating Company member any deficit or negative balance which may exist from time to time in such member’s capital account. Membership interests in the Operating Company are also subject to certain restrictions on transfer, as set forth in the limited liability agreement.

True-Up Agreement

At the time of formation of the Operating Company, our founders agreed with certain of our principal stockholders as to the relative ownership interests in the Company of our management members and affiliates of Greenlight Capital, Inc. and Third Point LLC. Certain management members and affiliates of Greenlight Capital, Inc. and Third Point LLC agreed to exchange Operating Company membership units, shares of common stock or cash at a future date, referred to as the “true-up date,” depending on the Company’s performance. This provision functions by providing management with additional value if the Company’s value improves and by reducing management’s ownership interest in the Company if its value decreases. In particular, if the value of the Company increases from the time of the initial public offering and the “true-up date,” the management members will be entitled to receive Operating Company membership units, shares of common stock or cash from the affiliates of Greenlight Capital, Inc. and Third Point LLC. On the other hand, if the value of the Company decreases from the time of the initial public offering and the “true-up date,” the affiliates of Greenlight Capital, Inc. and Third Point LLC will be entitled to receive Operating Company membership units or shares of common stock from the management members. To secure the performance of this undertaking by the management members, a portion of the membership units held by management were placed in escrow.

The “true-up date” will be the earlier of (1) the date on which the Greenlight and Third Point affiliates sell all the shares of our common stock or Class B common received by them at the time of our initial public offering in respect of their original investment in the Operating Company, and (2) five years from the date of the initial public offering. On the “true-up date,” the Operating Company’s value will be determined, based on the prices at which the Greenlight and Third Point affiliates sold shares of our common stock prior to that date, with any remaining shares (or Operating Company membership units exchangeable for shares) held by them deemed to have been sold at the then-current trading price. If the number of Operating Company membership units held by the management members at the time of the offering is greater than the number of membership units the management members would have been entitled to in connection with the “true-up” valuation, the management members will be obligated to deliver to the Greenlight and Third Point affiliates a portion of their Operating Company membership units or an equivalent number of shares of common stock. Conversely, if the number of Operating Company membership units the management members held at the time of the offering is less than the number of membership units the management members would have been entitled to in connection with the “true-up” valuation, the Greenlight and Third Point affiliates will be obligated to deliver to the management members a portion of their Operating Company membership units or an equivalent amount of cash or shares of common stock. In no event will any management member be required to deliver more than the membership units in the Operating Company, or an equivalent number of shares of common stock, held in escrow. No new shares will be issued as a result of the true-up. As a result, there will be no impact on our public stockholders, but rather a redistribution of shares among certain members of our management group and the two largest investors, Greenlight and Third Point.

Subordinated Debt Agreement with Greenlight and Third Point

In September 2006, the Operating Company entered into a subordinated debt agreement with certain affiliates of Greenlight Capital, Inc. and Third Point LLC. The subordinated debt agreement provides for up to $50.0 million of non-amortizing loans, all of which must be used for general corporate purposes, working capital or the development, financing and construction of our Wood River and Fairmont Plants. The entire principal balance, if any, plus all accrued and unpaid interest will be due in March 2015. Once repaid, the subordinated debt may not be re-borrowed.

The payments due under our subordinated debt agreement are secured by the subsidiary equity interests owned by the Company and are fully and unconditionally guaranteed by all of the Company’s subsidiaries. The guarantees are subordinated to the obligations of these subsidiaries under our bank facility. Under the terms of the subordinated debt agreement, interest on outstanding borrowings originally accrued at a rate of 15.0% per annum and is due on the last day of each calendar quarter. If an event of default occurs, interest was to accrue at a rate of 17.0% per annum.

All $50.0 million available under the subordinated debt agreement was borrowed in the first six months of 2007. During the third quarter of 2007, the Company retired $30.0 million of its subordinated debt with a portion of the proceeds of our initial public offering, leaving $20.0 million of subordinated debt outstanding at December 31, 2007. This resulted in additional amortization of deferred fees of approximately $3.1 million, which represents the pro rata share of the retired debt.

During the third and fourth quarters of 2008, the Operating Company did not make the quarterly interest payments that were due on the last day of each quarter, which upon written notice to the Operating Company would have constituted an event of default under the subordinated debt agreement. On January 16, 2009, the Company announced that it had entered into an agreement with the subordinated debt lenders, whereby future payments to the lenders will be contingent on available cash flow, as defined. As part of the agreement, the subordinated debt holders received an immediate $2.0 million cash payment, which retired all defaulted interest and reduced the principal balance to approximately $18.8 million. Effective December 1, 2008, interest on the subordinated debt began to accrue at a 5% annual rate, compared to the previous rate of 15%, which rate will continue to apply until certain payment obligations have been met under an agreement simultaneously entered into with Cargill.

During 2009, Greenlight accrued $636,000 of interest and was paid $511,100 of interest relating to 2008 accrued interest under the settlement agreement described above, and Third Point accrued $310,000 of interest and was paid $249,000 of interest relating to 2008 accrued interest under the settlement agreement described above.

Debt issuance fees and expenses of approximately $5.5 million ($1.4 million, net of accumulated amortization) have been incurred in connection with the Subordinated Debt at December 31, 2009. Debt issuance costs associated with the Subordinated Debt are being deferred and amortized over the term of the agreement, although the amortization of debt issuance costs during the period of construction were capitalized as part of the cost of the constructed assets.

Transactions with Cargill

Cargill, Incorporated (through an affiliate) is the owner of more than 5% of the voting power of our common stock. In September 2006, we entered into the following agreements with Cargill-related entities:

•	20-year corn supply agreements under which Cargill, Incorporated agreed to provide 100% of the corn required at our Wood River and Fairmont plants and we agreed to pay Cargill a per bushel fee that was negotiated on an arm’s-length basis;
•	10-year ethanol marketing agreements under which Cargill, Incorporated agreed to market and distribute 100% of the ethanol produced at our Wood River and Fairmont plants and we agreed to pay Cargill a commission that was negotiated on an arm’s-length basis;
•	10-year distillers grain marketing agreements under which Cargill, Incorporated agreed to market and distribute 100% of the distillers grain produced at our Wood River and Fairmont plants and we agreed to pay Cargill a commission that was negotiated on an arm’s-length basis;
•	20-year grain facility lease agreements under which Cargill, Incorporated agreed to lease to us real property and certain structures on the property, including grain elevators immediately adjacent to our Wood River and Fairmont plants, and we agreed to pay Cargill rent in monthly installments that was negotiated on an arm’s-length basis; and

•	10-year futures advisory agreements under which Cargill Commodity Services, Inc. agreed to provide certain corn risk management advisory services to us and we agreed to pay a monthly fee based on the projected number of bushels of corn hedged and a performance incentive, each negotiated on an arm’s-length basis.

Cargill has made an equity investment in the Company through its wholly-owned subsidiary, Cargill Biofuels Investments, LLC. Under the terms of an agreement with us, Cargill has the right to terminate any or all of our arrangements with it for any or all of our facilities if any of five designated parties or their affiliates acquires 30% or more of our voting securities or the power to elect a majority of our Board. Cargill has designated five parties, each of which is currently engaged primarily in the agricultural commodities business, and it has the right to annually update this list of identified parties, so long as the list does not exceed five entities.

During the second quarter of 2008, the Operating Company entered into various derivative instruments with Cargill in order to manage exposure to commodity prices for corn and ethanol, generally through the use of futures, swaps, and option contracts. During August 2008, the market price of corn declined sharply, and the Company recorded $39.9 million in losses during the year ended December 31, 2008 resulting from the liquidation of its hedge contracts. In January 2009, the Operating Company and Cargill entered into an agreement which finalized the payment terms for the remaining $17.4 million owed to Cargill by the Operating Company related to these hedging losses. The agreement with Cargill required an initial payment of $3.0 million on the outstanding balance, which was paid on December 5, 2008. Upon the initial payment of $3.0 million, Cargill also forgave $3.0 million. Effective December 1, 2008, interest on the Cargill debt began accruing at a 5.0% annual rate compounded quarterly. Future payments to Cargill of both principal and interest are contingent upon the receipt by the Operating Company of available cash, as defined in the agreement. Cargill will forgive, on a dollar for dollar basis, a further $2.8 million as it receives the next $2.8 million of principal payments.

The subsidiaries of the Operating Company which own and operate our plants entered into Omnibus Agreements with Cargill, which became effective on September 1, 2009. Pursuant to these agreements, Cargill has agreed, for a period of one year, to extend payment terms for our corn purchases and defer a portion of certain fees payable to Cargill. The deferred fees will be payable to Cargill by these subsidiaries over a two-year period, and the payment terms for corn will revert to the original terms beginning on September 1, 2010. At the time we entered into these agreements, we anticipated that they would provide up to approximately $10 million in additional working capital available to us over the twelve month period ending on September 1, 2010. Due to improved operating conditions in the second half of 2009, we did not utilize the extended corn payment terms offered by Cargill under these agreements, although we expect to defer up to approximately $3.0 million in other fees during the one-year term of these agreements.

REPORT OF AUDIT COMMITTEE,
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AND RELATED MATTERS

Report of Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2009.

The Audit Committee oversees the Company’s financial reporting process, internal controls and audit functions on behalf of the Board of Directors and operates under a written charter adopted by the Board. Each of the three members of the Audit Committee, Mr. Lynch, Ms. Blake and Mr. Jaffe, are independent Directors, according to the rules and regulations of the SEC and NASDAQ listing standards.

Management is responsible for the financial statements and the reporting process, including the system of internal controls. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion as to whether these financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In performing its oversight responsibilities, the Audit Committee reviewed and discussed with management and Grant Thornton LLP the audited consolidated financial statements of the Company for the year ended December 31, 2009 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with Grant Thornton LLP their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and letter from the independent auditors to the Audit Committee required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee also noted that the only non-audit related services performed by the independent auditors in 2009 related to an agreed upon procedures report as required by the Environmental Protection Agency, thus maintaining the independent auditors’ independence.

Based on the reviews, discussions and representations from management referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors,

Alexander P. Lynch, Chairman
Elizabeth K. Blake
Richard I. Jaffe

Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements and audits of the subsidiaries and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $263,719 and $364,572 for the 2009 and 2008 fiscal years, respectively.

Audit Related Fees

There were no audit related services rendered by Grant Thornton LLP for the most recent fiscal year or 2008.

Tax Fees

Tax services rendered by Grant Thornton LLP for 2009 totaled $10,500 and related to the preparation of the Nebraska property tax return for our Wood River plant. There were no tax services rendered by Grant Thornton LLP for 2008.

All Other Fees

Other professional services rendered by Grant Thornton for 2009 totaled $23,693 and related to an agreed upon procedures report as required by the Environmental Protection Agency. No other professional services were rendered or fees billed by Grant Thornton LLP for 2008. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditors is compatible with maintaining auditor independence. All audit and non-audit services must be approved in advance by the Audit Committee. All audit-related services, tax services and other services for 2008 and 2009 set forth above were pre-approved by the Audit Committee which determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of the Company. In October 2009, Mr. Pearce, our CEO, and Mr. Simon, our COO, converted LLC Units and related Class B Common shares into a corresponding number of shares of Common Stock. This conversion was accomplished by relinquishment of the LLC Units to the Company and extinguishment of the Class B shares, without any consideration exchanged. These conversions, which should have been reported as acquisitions of Common Stock and dispositions of derivative securities of the Company at the time of conversion, were reported in November 2009. To the Company’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended December 31, 2009, no other executive officer or any other director of the Company failed to file reports required by Section 16(a) on a timely basis.

By Order of the Board of Directors,

Mark L. Zoeller
Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

BIOFUEL ENERGY CORP.

INTERNET
http://www.proxyvoting.com/biof
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEM 2.

Please mark your votes as indicated in this example [X]

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01 Mark W. Wong
02 Scott H. Pearce
03 Elizabeth K. Blake
04 David Einhorn
05 Richard I. Jaffee
06 John D. March

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____________________

3. Any other matters that may come before the meeting or any adjournments thereof.

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ____________________ Signature ____________________ Date ____________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your BioFuel Energy Corp. account online.

Access your BioFuel Energy Corp. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for BioFuel Energy Corp., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2009 Annual Report to Stockholders are available at: **http://www.proxyvoting.com/biof**

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PROXY

BIOFUEL ENERGY CORP.

Annual Meeting of Stockholders – May 20, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Scott H. Pearce and Kelly G. Maguire, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of BioFuel Energy Corp. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 20, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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